                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): July 30, 1996



                          Key Florida Bancorp, Inc.
                  ------------------------------------------
              Exact name of registrant as specified in its charter

                                    Florida
                   ------------------------------------------
                  State or other jurisdiction of incorporation




               333-2962                                        65-0105205
   -------------------------------                   ---------------------------
        Commission File Number                               I.R.S. Employer
                                                           Identification  No.





               6016  26th Street West,  Bradenton, Florida  34207
         --------------------------------------------------------------
                     Address of Principal Executive Offices

    Registrant's  telephone number, including area code:  (941) 751-4460
                                                          --------------

                          KEY FLORIDA BANCORP, INC.



ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

On July 30, 1996, effective the close of business, Key Florida Bancorp, Inc. ("Bancorp") and Liberty National Bank ("LNB") closed the merger of Key Florida Bank, F.S.B. with and into LNB. The Key Florida Bank, F.S.B./LNB merger transaction has been accounted for under the purchase method of accounting. As a result of the merger the outstanding shares of LNB were converted into an aggregate of 2,739,847 shares of Bancorp common stock. Immediately prior to the merger there were 940,986 shares of Bancorp common stock issued and outstanding which remained outstanding and unchanged after the merger as shares of Bancorp Common Stock. Immediately prior to the merger there were 1,199,282 shares of LNB common stock which were converted into the right to receive 1.50 shares of Bancorp common stock, or 2,739,847 shares in the aggregate. Cash was paid in lieu of fractional shares based upon the book value of Bancorp Common Stock.

The description of the merger transaction contained herein is qualified in its entirety by reference to Prospectus-Proxy statement dated June 18, 1996 included in the S-4 Registration Statement relating to the merger








































                                      (2)

                  Item 2. Acquisition or Disposition of Assets


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

LNB conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). LNB's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest-rate earned and paid on these balances. Net interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, LNB's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate. Noninterest income consists primarily of service fees on deposit accounts. Noninterest expense consists of compensation and employee benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, and other operating expenses.

LNB management is not aware of any trends or uncertainties which will materially impact future operating results, liquidity, or capital resources. LNB management also is not aware of any material credits for which there is serious doubt as to the ability of the borrower to comply with the loan repayment terms. Further, LNB's management is not aware of any current recommendations from regulatory authorities which would have any affect on liquidity, capital resources or results of operations.

Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in an understanding of the financial condition of LNB at, and results of operations of LNB for the six months ended June 30, 1996 and 1995. The following discussion should be read in conjunction with the financial statements and related footnotes presented elsewhere herein and in conjunction with the Prospectus-Proxy Statement dated June 18, 1996 included in the S-4 Registration Statement relating to the merger.


















                                      (3)

Item 2. Acquisition or Disposition of Assets

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management

The objective of liquidity management is to ensure the availability of sufficient resources to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity Management addresses the ability to meet deposit withdrawals either on demand or by contractual maturity, to repay other borrowings as they mature and to make new loans and investments as opportunities arise.

LNB's principal source of funds are net increases in deposits, principal and interest payments on loans and proceeds from sales and maturities of investment and mortgage-backed securities.

LNB has numerous sources of liquidity including loan and security principal repayments and maturities, lines of credit at other financial institutions, , the sale of securities from its available-for-sale portfolio, whole loan sales and growth in its core deposit base.

The liquidity reserve may consist of cash on hand, cash on demand deposit with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the Office of the Comptroller of the Currency, such as federal funds sold and United States securities and securities guaranteed by the United States. At June 30, 1996, the Company had a liquidity ratio of 14%.

Liquidity, as measured in the form of cash and cash equivalents, totaled $4,780,439 at June 30, 1996. At June 30, 1995, cash and cash equivalents totaled $7,719,976, a decrease of 38% from June 30, 1995 to June 30, 1996. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in LNB's investment securities portfolio and loan portfolio.

As is typical of financial institutions, cash flows from investing activities (primarily in loans and securities) and from financing activities (primarily through deposit generation and short-term borrowings) are in excess of cash flows from operations. For the six months ended June 30, 1996, the cash flow from operations of $416,238 was less than the same period of 1995. Cash flows from investing activities primarily reflect the net increase in loans and investments and the cost of constructing the University Parkway Branch. The cash flows from financing activities at June 30, 1996 reflect the increase in time deposits.

Capital Resources

As mentioned previously, LNB's principal sources of funds are net increases in deposits, principal and interest payments on loans and proceeds from sales and maturities of investment and mortgage-backed securities. LNB uses its capital resources primarily to fund existing and continuing loan commitments and to purchase investment and mortgage-backed securities. At June 30, 1996 and 1995, the Bank had commitments to originate loans totaling $4,050,000 and $7,698,000, respectively, and had issued but unused standby letters of credit of $420,000 and $56,000, respectively. Scheduled maturities of certificates of deposit during the twelve months following June 30, 1996 and 1995, totaled $28.95 million and $7.8 million, respectively. LNB has also committed to the capital expenditures necessary to upgrade its computer and data processing systems. Though slightly more than half of the projected $400,000 cost has been expended, these expenditures will enable LNB to upgrade and convert its existing data processing system to a new more innovative technology in order to stay competitive. The data processing capital expenditure will be amoritized over the normal useful lives of the different components based on generally accepted accounting principles.



                                      (4)

ITEM 2-ACQUISITION OR DISPOSITION OF ASSETS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(CONTINUED)

Management belives that LNB has commitments that substantially all of its existing commitments will be funded in the subsequent twelve months and, if so desired, it can adjust the rates on certificates of deposit accounts to retain deposits in a changing interest rate environment.

The Federal Reserve Board's (FRB) capital adequacy guidelines mandate that minimum ratios be maintained by bank holding companies and banks.

Based upon their respective regulatory capital ratios at June 30, 1996 LNB is well capitalized, based on the definitions in the regulations issued by the Federal Reserve Board and the other federal bank regulatory agencies setting forth the general capital requirements mandated by the Federal Deposit Insurance Corporation Improvement Act of 1991.

The table below indicates the regulatory capital ratios of LNB and the minimum regulatory guidelines (all three regulatory capital ratios) at both June 30, 1996 and 1995,


                                                     Actual Ratios
                                                 ---------------------    FRB Well Capitalized
                                                  June 30,   June 30,         Regulatory
                                                    1996       1995           Guidelines
                                                 ---------------------    --------------------
Risk Based Ratios
     Tier 1 Capital to risk-weighted assets        10.15%     12.34%             6.0%
     Total Equity Capital to risk-weighted
       assets                                      10.05%     12.23%            10.0%
     Tier 1 Capital to total average assets-
       leverage ratio                               7.57%      8.12%             5.0%

The following were the essential components of the Bank's risk-based capital ratios (in thousands):


                                                         June 30,            June 30,
                                                           1996                1995
                                                       ------------        -------------
Tier 1 Capital
  Common Stock                                            $ 4,797             $ 5,408
  Additional Paid-in Capital                                1,751               1,140
  Retained Earnings                                         1,187                 657
  Intangible assets                                          (157)                  0
                                                          -------             -------
       Total Tier 1 Capital                                 7,578               7,205
                                                          -------             -------
Tier 2 Capital
  Allowance for loan losses, as limited                       792                 544
                                                          -------             -------
           Total Tier 2 Capital                               792                 544
                                                          -------             -------
        Total risk-based Capital                            8,370               7,749
                                                          =======             =======
        Risk-weighted  Assets                             $74,681             $58,386
                                                          =======             =======



During the six months ended June 30,1996 and 1995 the bank's Tier 1 Capital ratio declined by 219 points and the Total Capital ratio declined by 218 basis points. Though common stock, additional paid-in capital and retained earnings increased as a result of the exercise of stock options and continued profitability the risk-weighted assets increased from LNB's growth which resulted in the decrease of the Tier 1 and Total Capital ratios. The increase in intangible assets is primarily the disallowed portion of deferred tax assets which caused a decrease in the Tier 1 Capital.

                                      (5)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

General

Net interest income, which constitutes the principal source of income for LNB, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are investment and mortgage-backed securities and loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts ("NOW accounts"), retail savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

Net interest income was $1,092,565 for LNB for the six months ended June 30, 1996 compared with $864,442 for the same period in 1995. Net interest income was $3.2 million for LNB for the year ended December 31, 1995 compared with $2.5 million for the year ended December 31, 1994. This improvement in net interest income was a result of a higher volume of net interest-earning assets. Although the interest rate spread declined during 1995, LNB has been successful in reversing this trend during the first half of 1996. The primary reason for this improvement related to the cost of funds that LNB is incurring, as well as a significant increase in the yield on interest-earning assets.
This increase in yield on interest-earning assets is a result of LNB being successful in achieving a loan-to-deposit ratio in excess of 78% during the first half of 1996.

Interest Income and Expense

Interest income increased by $700,000 from $3.3 million for the six months ended June 30, 1995 to $4.0 million for the six months ended June 30, 1996. Interest income on loans increased $840,000 due to an increase in the average loan portfolio balance from $55 million for the six months ended June 30, 1995 to $71 million for the comparable 1996 period, and an increase in the weighted average yield. There was an increase in the weighted average yield on loans which was the result of increases in market interest rates, rather than a material change in the loan composition. Interest on investment and mortgage-backed securities decreased $123,000 due to a decrease in the average investment and mortgage-backed securities portfolio from $26 million in 1995 to $19 million in 1996 and a decrease in the average yield earned. During the first half of 1996, LNB had a significant number of above market rate CD's that matured. LNB was successful in repricing these deposits at a lower level which enabled the net interest margin of the Bank to increase from the prior period.

Interest expense increased to $302,000 for the six months ended June 30, 1996 from $1.7 million for the comparable 1995 period. Interest expense on deposits increased because of an increase in the average rate paid on deposits from 4.67% for the six months ended June 30, 1995 to 4.87% for the six months ended June 30,1996 and a $9.6 million increase in the average balance during the 1996 period. The increase in rates paid on deposits was caused generally by rising interest rates in the local area. There was a change in the deposit mix in 1996 with certifcates of deposit decreasing to 68% of the total deposit from 69% in 1995. This decrease was a result of market demands caused by increased marketing activities by several large banks in the area. The result was an increase in volume of deposits and higher rates being paid. The majority of certificates are concentrated in the 5.00% to 5.99% interest rate range.

Provision for Credit Losses

The provision for credit losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by LNB, the amounts of nonperforming loans, general economic conditions, particularly as they relate to LNB's market area, and other factors related to the collectibility of LNB's loan portfolio.



                                      (6)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(CONTINUED)

There was an increase in the provision from $165,000 for the six months ended June 30, 1995 to $195,000 for the six months ended June 30, 1996. The increase in the provision was primarily due to overall growth in the loan portfolio.

Noninterest Income

Total noninterest income decreased by $91,000 for the six months ended June 30, 1996 compared to 1995, principally due to the settlement and recovery of $110,000 from a legal claim. There was also a slight decrease in service charges on deposit accounts from June 30, 1995 to June 30, 1996.

Noninterest Expense

Total noninterest expense increased by $140,000 to $1.54 million for the six months ended June 30, 1996 from $1.4 million for the six months ended June 30, 1995, primarily due to an increase of $135,000 in salaries and employee benefits and an increase of $35,000 in other expenses. These increases were partially offset by a decrease of $55,000 in federal insurance premiums.









                                      (7)

                           KEY FLORIDA BANCORP, INC.



ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)   Financial  Statements of Business Acquired
           The following unaudited financial statements of Liberty National Bank are filed with this report:

                                                                                        Page
                                                                                       ------
           Statements of Income for the Three Months Ended June 30, 1996 and 1995           9
           Statements of Income for the Six Months Ended June 30, 1996 and 1995            10
           Balance Sheet as of June 30, 1996                                               11
           Statements of Cash Flows for the Six Months Ended June 30, 1996  and  1995      12
           Notes to Unaudited Interim Financial Statements                              13-16

     (b)   Pro Forma Financial Information
           The following unaudited pro forma condensed financial statements are filed with this report:

           Pro Forma Condensed Consolidated Statement of Income for the
               Six Months Ended June 30, 1996                                              19
           Pro Forma Condensed Consolidated Statement of Income for the
               Year Ended  December 31, 1995                                               20
           Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996              21
           Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
               and Statement of Income                                                  22-23


The Pro Forma Condensed Consolidated Balance Sheet of Key Florida Bancorp, Inc. as of June 30, 1996 reflects the financial position of Key Florida Bancorp, Inc. after giving effect to the merger discussed in item 2 and assumes the merger took place on June 30, 1996. The Pro Forma Condensed Consolidated Statement of Income for the six months ended June 30, 1996 assumes that the merger occurred on January 1, 1996 and is based on the operations of the Key Florida Bancorp, Inc. and Liberty National Bank for the six months ended June 30, 1996. The Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1995 assumes that the merger occurred on January 1, 1995 and is based on the operations of Key Florida Bancorp, Inc. and Liberty National Bank for the year ended December 31, 1995.

The unaudited pro forma condensed consolidated financial statements have been prepared by Key Florida Bancorp based upon assumptions deemed proper by it. The unaudited pro forma condensed consolidated financial statements presented herein are shown for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of Key Florida Bancorp, Inc., or of the financial position or results of operations of Key Florida Bancorp, Inc. that would have actually occurred had the transaction been in effect as of the date or for the period presented.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes of Key Florida Bancorp, Inc. and Liberty National Bank which are contained in the Prospectus-Proxy Statement dated June 18, 1996 included in the S-4 registration statement filed with the United States Securities and Exchange Commission relating to the merger.












                                      (8)

Item 7. (a) Financial Statements of Business Acquired

                            LIBERTY NATIONAL BANK
                             STATEMENTS OF INCOME
              FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                    (Unaudited)
                                                                    -----------
                                                                                           Increase
                                                       1996               1995            (Decrease)
                                                       ----               ----             --------
Interest Income
  Interest and Fees on Loans                        $1,778,886         $1,376,375          $ 402,511
  Interest on Investment Securities
    U.S. Treasury and Government Agencies              284,663            383,391            (98,728)
    Other                                               46,324             41,547              4,777
                                                    ----------         ----------
Total Interest Income                                2,109,873          1,801,313            308,560
                                                    ----------         ----------          ---------
Interest Expense
  Interest on Deposits                               1,017,308            936,871             80,437
  Interest on other borrowings                               0                  0                  0
                                                    ----------         ----------          ---------
Total Interest Expense                               1.017,308            936,871             80,437
                                                    ----------         ----------          ---------
Net Interest  Income                                 1,092,565            864,442            228,123
Provision for Loan Losses                              135,000            120,000             15,000
                                                    ----------         ----------          ---------
Net Interest Income After Provision
  for Loan Losses                                      957,565            744,442            213,123
                                                    ----------         ----------          ---------
Noninterest Income
  Service Charges on Deposit Accounts                   81,972             84,365             (2,393)
  Other Income                                          35,354            137,249           (101,895)
                                                    ----------         ----------          ---------
Total Noninterest Income                               117,326            221,614           (104,288)
                                                    ----------         ----------          ---------
Noninterest Expense
  Salaries and Employee Benefits                       392,713            321,575             71,138
  Occupancy Expense                                    119,327            111,299              8,028
  Data Processing Expense                               43,429             30,643             12,786
  FDIC Insurance Premiums and Assessments               18,870             44,287            (25,417)
  Other Expenses                                       307,480            271,379             36,101
                                                    ----------         ----------          ---------
Total Noninterest Expense                             (881,819)          (779,183)           102,636
                                                    ----------         ----------          ---------

Income Before Income Taxes                             193,072            186,873              6,199
Income Tax (Expense) Benefit                           (69,750)           (39,974)           (29,776)
                                                    ----------         ----------          ---------
Net Income                                          $  123,322         $  146,899          $ (23,577)
                                                    ==========         ==========          =========
Net income per common share                         $     0.10         $     0.14
                                                    ==========         ==========
Weighted average number of
  common shares outstanding                          1,199,282          1,063,851
                                                    ==========         ==========

                                      (9)

Item 7. (a) Financial Statements of Business Acquired

                             LIBERTY NATIONAL BANK
                              STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995



                                                               (Unaudited)
                                                               -----------
                                                                                    Increase
                                                      1996            1995         (Decrease)
                                                      ----            ----          --------
Interest Income
  Interest and Fees on Loans                      $3,352,506     $2,512,911         $ 839,595
  Interest on Investment Securities
     U.S. Treasury and Government Agencies           572,189        695,168          (122,979)
     Other                                            70,872         87,823           (16,951)
                                                  ----------     ----------         ---------
Total Interest Income                              3,995,567      3,295,902           699,665
                                                  ----------     ----------         ---------
Interest Expense
  Interest on Deposits                             1,990,371      1,689,647           300,724
  Interest on other borrowings                         2,844          1,845               999
                                                  ----------     ----------         ---------
Total Interest Expense                             1,993,215      1,691,492           301,723
                                                  ----------     ----------         ---------
Net Interest Income                                2,002,352      1,604,410           397,942
Provision for Loan Losses                            195,000        165,000            30,000
                                                  ----------     ----------         ---------
Net Interest Income After Provision
  for Loan Losses                                  1,807,352      1,439,410           367,942
                                                  ----------     ----------         ---------
Noninterest Income
  Service Charges on Deposit Accounts                151,496        159,024            (7,528)
  Other Income                                        92,878        176,057           (83,179)
                                                  ----------     ----------         ---------
Total Noninterest Income                             244,374        335,081           (90,707)
                                                  ----------     ----------         ---------
Noninterest Expense
   Salaries and Employee Benefits                    775,427        640,841           134,586
   Occupancy Expense                                 217,335        210,371             6,964
   Data Processing Expense                            94,151         71,241            22,910
   FDIC Insurance Premiums and Assessments            28,965         83,887           (54,922)
   Other Expenses                                    424,322        389,311            35,011
                                                  ----------     ----------         ---------
Total Noninterest Expense                         (1,540,200)    (1,395,651)          144,549
                                                  ----------     ----------         ---------
Income Before Income Taxes                           511,526        378,840           132,686
Income Tax (Expense) Benefit                        (189,033)       (45,707)         (143,326)
                                                  ----------     ----------         ---------
Net Income                                        $  322,493     $  333,133         $ (10,640)
                                                  ==========     ==========         =========
Net income per common share                       $     0.27     $     0.33
                                                  ==========     ==========
Weighted average number of                         1,199,292      1,006,842
  common shares outstanding                       ==========     ==========


                                      (10)

Item 7. (a) Financial Statements of Business Acquired

                            LIBERTY  NATIONAL  BANK

                                 BALANCE SHEET
                                 JUNE 30, 1996


     ASSETS


                                                                 (unaudited)
   Cash and cash equivalents
     Cash and due from banks                                     $  3,530,274
     Federal funds sold                                             1,250,165
                                                                 ------------
         Total cash and cash equivalents                            4,780,439
                                                                 ------------

   Investment and mortgage-backed securities                       20,591,961
   Loans receivable, net                                           73,667,465
   Bank premises and equipment, net                                 2,597,250
   Accrued interest receivable                                        781,185
   Prepaid expenses and other assets                                  451,196
                                                                 ------------

         Total Assets                                            $102,869,496
                                                                 ============

            LIABILITIES AND STOCKHOLDERS' EQUITY

   Liabilities
     Deposits
         Noninterest bearing deposits                            $  9,721,138
         Money market deposits                                      7,767,042
         Savings and NOW deposits                                  12,366,465
         Time deposits                                             64,560,401
                                                                 ------------
                Total deposits                                     94,415,046

     Accrued interest payable                                         399,213
     Accrued expenses and other liabilities                           544,467
                                                                 ------------
                Total liabilities                                  95,358,726

   Stockholders' Equity
     Common stock - $4 par value; authorized 10,000,000
         shares; issued and outstanding, 1,199,282 shares           4,797,128
     Additional paid-in capital                                     1,751,497
     Unrealized gain (loss) on securities                            (224,762)
     Retained earnings                                              1,186,907
                                                                 ------------

         Total stockholders' equity                                 7,510,770
                                                                 ------------

         Total Liabilities and Stockholders' Equity              $102,869,496
                                                                 ============











                                      (11)

Item 7. (a) Financial Statements of Business Acquired

                            LIBERTY NATIONAL BANK
                           STATEMENTS OF CASH FLOWS
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995



                                                                                             (Unaudited)
                                                                                             -----------
                                                                                     1996                   1995
                                                                                     ----                   ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income                                                                  $   322,492          $    333,133
     Adjustments to reconcile net income to net cash
       provided by operating activities
     Depreciation and amortization                                                    51,298                36,792
     Provision for possible loan losses                                              195,000               185,000
     Net amortization/accretion of premium/discount on
       investment securities                                                          (5,588)               43,982
     Net (gain) loss on sale of investment securities                                   (938)                5,502
     Net loss on sale of other real estate owned                                      13,143                     0
     Deferred income taxes                                                            34,959               (18,293)
     Changes in assets and liabilities:
     (Increase) decrease in accrued interest receivable                             (103,521)              (85,457)
     (Increase) decrease in prepaid expenses and other assets                       (234,009)               32,661
     Increase (decrease) in accrued interest payable                                   3,793               121,423
     Increase (decrease) in accrued expense and other liabilities                    139,609               243,300
                                                                                 -----------          ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                            416,238               898,043
                                                                                 -----------          ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sale of investment securities                                     500,938               494,029
     Loan originations, net                                                       (8,118,657)           (7,109,569)
     Proceeds from sale of other real estate owned                                   132,194                32,220
     Purchase of investment securities                                            (5,041,679)           (5,569,009)
     Proceeds from maturities and calls of investment securities                   5,088,296               750,000
     Purchase of bank premises and equipment                                        (906,809)              (89,751)
                                                                                 -----------          ------------
NET CASH (USED IN) INVESTING ACTIVITIES                                           (8,345,717)          (11,492,080)
                                                                                 -----------          ------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in demand deposits                                   (1,667,116)            1,968,160)
     Net increase (decrease) in money market deposits                              1,362,188             1,205,299
     Net increase (decrease) in savings and NOW deposits                             960,963              (427,465)
     Net increase (decrease) in time deposits                                      5,804,304            13,140,194
     Purchase of fractional shares of common stock                                         0                (1,035)
     Proceeds from issuance of common stock                                                0                88,000
                                                                                 -----------          ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                          6,460,339            12,036,833
                                                                                 -----------          ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              (1,469,140)            1,442,796
CASH AND CASH EQUIVALENTS AT JANUARY 1                                             6,249,579             6,277,180
                                                                                 -----------          ------------
CASH AND CASH EQUIVALENTS AT JUNE 30                                             $ 4,780,439          $  7,719,976
                                                                                 ===========          ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for Interest                                                       $ 1,986,578          $  1,568,224
                                                                                 ===========          ============
Cash Payments for Income Taxes                                                   $  148, 500          $     77,584
                                                                                 ===========          ============

                                      (12)

Item 7. (a) Financial Statements of Business Acquired

                             LIBERTY NATIONAL BANK
                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three-month and six-month periods ended June 30, 1996, and June 30, 1995, (b) the financial position of June 30, 1996, (c) the statements of cash flows for the six-month periods ended June 30, 1996, and June 30, 1995, have been made.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for financial statements. For further information, refer to the audited financial statements and notes thereto for the years ended December 31, 1995 and 1994, included in the Prospectus-Proxy Statement dated June 18, 1996 included in the S-4 Registration Statement relating to the merger.

NOTE 2 - Merger with Key Florida Bank, F.S.B.

On July 30, 1996, effective the close of business, Bancorp and the LNB closed the merger of Key Florida Bank, F.S.B. with and into LNB. The Key Florida Bank, F.S.B./Liberty National Bank merger transaction has been accounted for under the purchase method of accounting. As a result of the merger the outstanding shares of LNB were converted into an aggregate of 2,739,847 shares of Key Florida Bancorp, Inc. common stock. In connection with the merger, LNB recorded intangible assets, including a core deposit intangible in the amount of $975,000 is being amortized over ten years in accordance with guidelines promulgated by the Office of the Comptroller of the Currency ("OCC").

NOTE 3 - IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

LNB adopted Statement of Financial Accounting Standards (SFAS) 107, Disclosures About Fair Value of Financial Instruments, on October 1, 1995. SFAS 107 requires disclosures about the fair value of financial instruments and the methods and assumptions used to estimate fair value. Included in the definition of financial instruments are investment and mortgage-backed securities, loans, deposit liabilities, and unfunded loan commitments. SFAS 107 relates only to disclosure issues and has no impact on the financial position of LNB.

LNB adopted Financial Accounting Standards Board (SFAS) 114, Accounting by Creditors for Impairment of a Loan, and SFAS 118, Accounting by Creditors for Impairment of a Loan-income Recognition and Disclosures, on October 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, when it is probable that LNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Prior to October 1, 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent





                                      (13)

Item 7. (a) Financial Statements of Business Acquired

                             LIBERTY  NATIONAL BANK
                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

NOTE 3 - IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS - CONTINUED


loans. The effect of the adoption of SFAS 114 was immaterial to LNB and, accordingly, no additional provision for credit losses was necessary for the six-month period ended June 30, 1996.

NONACCRUAL LOANS - Generally, a loan (including a loan impaired under SFAS 114) is classified as Nonaccrual and the accrual of interest on such loan is discounted when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well collateralized. When a loan is placed on nonaccrual status, unpaid interest, credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

LNB's loan portfolio by type of loan consisted of the following:


                                              (Unaudited)
                                             June 30, 1996
                                           -----------------
Commercial                                    $15,593,450
Commercial real estate                         25,841,754
Residential real estate                        29,154,132
Consumer loans                                  6,051,234
                                              -----------
                                              $74,459,038
Allowance for loan losses                         791,573
                                              -----------
               Loans, net                     $73,667,465
                                              ===========


The adequacy of the allowance for loan losses is periodically evaluated by LNB in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Company's historical loss experience, that may affect the borrower's ability to repay interest and/or principal, the delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Management does not consider an insignificant delay or shortfall in the amount of payments an event that, when considered in isolation, would automatically cause a loan to be considered impaired for purposes of SFAS 114. Examples of insignificant delays or shortfalls include, depending on the specific facts and operations due to equipment failure or a natural disaster, or due to tight cash flows during the off-peak season of a business. Recurring shortfalls or delays in payments and/or extended delinquency periods may provide evidence that a delay or shortfall is significant and are considered by management in reviewing loans for impairment.

Management divides LNB's loan portfolio into the following categories when estimating the allowance: (1) individually identified impaired loans; (2) individually classified loans, other than those considered
                                      (14)

Item 7. (a) Financial Statements of Business Acquired

                            LIBERTY  NATIONAL  BANK
                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

NOTE 3 - IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

impaired; (3) groups of homogeneous performing loans, i.e., residential mortgages, consumer, etc.; and (4) groups of homogeneous loan commitments and other off-balance sheet exposures.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of principal and interest is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries if any, are credited to the allowance.

An analysis of the allowance for loan losses for the six months ended June 30, 1996 is as follows:


                                                                1996
                                                               ------

           Allowance at January 1                              $706,674
           Provision charged to operating expense               195,000
           Recovered on loans                                     1,423
           Loans charged-off                                   (111,524)
                                                               --------
           Balance at June 30                                  $791,573
                                                               ========


At June 30, 1996, the Bank had no loans which were considered impaired and had nonaccrual loans totaling approximately $548,927. Interest income which would have been recorded on these loans was insignificant.

LNB adopted SFAS 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" on October 1, 1995. SFAS 119 requires disclosures about derivative financial instruments--futures, forward, swap, and option contracts, and other financial instruments with similar characteristics. SFAS 119 also amends existing requirements of SFAS 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and SFAS 107. SFAS 119 requires disclosures about amounts, nature, and terms of derivative financial instruments that are not subject to SFAS 105 because they do not result in off-balance-sheet risk of accounting loss. It requires that a distinction be made between financial instruments held or issued for trading activities measured at fair value with gains and losses recognized in earnings and financial instruments held or issued for purposes other than trading. SFAS 119 relates only to disclosure issues and does not have a financial impact on LNB.

SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of", issued by the FASB in March 1995, is effective for LNB for fiscal years beginning on or after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of that asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted


                                      (15)

                            LIBERTY  NATIONAL  BANK
                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

NOTE 3 - IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. Management has determined the impact, if any of SFAS 121 on LNB's financial statements as of June 30, 1996 is not material.

In May 1995, the Financial Accounting Standards Board issued SFAS 122, "Accounting for Mortgage Servicing Rights," SFAS 122 requires companies that engage in mortgage banking activities to allocate the total cost of the mortgage loans it acquires or originates and then sells with servicing rights retained between the estimated fair value of the loans and the capitalized mortgage servicing rights, if practical. SFAS 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. SFAS applies prospectively to fiscal years beginning after December 15, 1995. The adoption of the provision of SFAS 122 is not expected to have a material impact on the financial position of LNB.

In October 1995, the FASB issued SFAS 123, "Accounting for Stock Based Compensation," effective for fiscal years beginning after December 15, 1995. SFAS 123 requires a fair value-based method of accounting for stock-based compensation. Since the Company does not utilize any stock-based compensation plans, SFAS 123 is not expected to have a material impact on the financial position or results of operations of LNB.

The FASB recently issued SFAS  125, "Accounting for Transfers and Servicing of
Financial  Assets and Extinguishments of Liabilities."   This Statement
provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Statement breaks new ground in resolving long-standing questions about whether transactions should be accounted for as secured borrowings or as sales. The approach that is used focuses on control. A company is required to recognize the financial and servicing assets that it controls and the liabilities that it has incurred. The opposite result would occur when control of financial assets has been surrendered and liabilities extinguished. SFAS 125 applies prospectively to fiscal years beginning after December 15, 1996. No earlier or retroactive application is allowed. The adoption of the provisions of SFAS 125 is not expected to have material impact on the financial position of LNB.

















                                      (16)

Item 7. (b) Pro Forma Financial Information

  UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


The following unaudited pro forma condensed consolidated financial presentation of Bancorp was prepared to provide information on the combined balance sheet and income statement of Bancorp and LNB.

The Pro Forma Condensed Consolidated Balance Sheet reflects the consolidated balance sheet of Bancorp as of June 30, 1996, after giving effect to the proposed Merger. The Merger was accounted for as a purchase and is based on assumptions explained herein and in the Notes to Pro Forma Condensed Consolidated Balance Sheet and Statement of Income. The Merger was accounted for as a reverse acquisition of Bancorp by LNB (and a recapitalization of LNB) for accounting and financial reporting purposes.

The information presented below should be read in conjunction with the separate financial statements and notes thereto of Bancorp and LNB, the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of Bancorp and LNB and the other unaudited pro forma financial information, all included in the Prospectus-Proxy Statement dated June 18, 1996 included in the S-4 Registration Statement relating to the Merger.











                                      (17)

Item 7. (b) Pro Forma Financial Information



         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

The following Pro Forma Condensed Consolidated Statements of Income reflects the consolidated results of operations of Bancorp for the six months ending June 30, 1996 and the year ending December 31, 1995, after giving effect to the proposed Merger in a transaction which will be accounted for as a purchase.
The statements are based on the assumptions set forth herein and in the Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Income. The Merger will be accounted for as a reverse acquisition of Bancorp by LNB (and a recapitalization) for accounting and financial reporting purposes. The Pro Forma Condensed Consolidated Statement of Income does not necessarily reflect the results of operations as they would have been if LNB and Bancorp had constituted a single entity during the period presented herein. The information presented below should be read in conjunction with the separate financial statements and notes thereto of LNB and Bancorp, the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of LNB and Bancorp, and the other unaudited pro forma financial information, all included in the Prospectus-Proxy Statement dated June 18, 1996 included in the S-4 Registration Statement relating to the Merger.
















                                      (18)

Item 7. (b) Pro Forma Financial Information

                                    BANCORP
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)
                     For the Six Months Ended June 30, 1996



                                                      Historical       Adjustments for Merger
                                                      ----------       ----------------------
                                                 Bancorp        LNB      Debit        Credit       Pro Forma
                                                 -------        ---      -----        ------       ---------
                                                        (Dollars in thousands, except per share amounts)

Interest income on loans                         $2,806      $3,353       $ 20(3)                   $6,139
Interest income on investment securities            147         572                                    719
Other interest income                               255          70                                    325
                                                 ------      ------       ----        -----         ------
      Total interest income                       3,208       3,995         20                       7,183
                                                 ------      ------       ----        -----         ------

Interest expense on deposits                      2,066       1,990                     174(3)       3,882
Interest expense on borrowings                       26           3                     174          3,911
                                                 ------      ------       ----          ---         ------
      Total interest expense                      2,092       1,993          0          174          3,272
                                                 ------      ------       ----        -----         ------

      Net interest income                         1,116       1,807         20          174          3,077
                                                 ------      ------       ----        -----         ------

Provision for loan losses                             0         195                                    195
                                                 ------      ------       ----        -----         ------
      Net interest income after
        provision for loan losses                 1,116       1,807         20          174          3,077
                                                 ------      ------       ----        -----         ------

Fees, service charges and other income              100         244                                    344
                                                 ------      ------       ----        -----         ------

      Total other income                            100         244                       0            344
                                                 ------      ------       ----        -----         ------

Compensation and employee benefits                  550         775                                  1,325
Other operating expenses                            612         765        164(3)                    1,541
                                                 ------      ------       ----        -----         ------

      Total other expenses                        1,162       1,540        164            0          2,866
                                                 ------      ------       ----        -----         ------

Income before income taxes                           54         511        184          174            555
Income tax (provision) benefit                        4        (189)                                  (185)
                                                 ------      ------       ----        -----         ------

Net income                                       $   58      $  322       $184        $ 174         $  370
                                                 ------      ------       ----        -----         ------

Net income per share                             $ 0.06      $ 0.27          0            0         $ 0.13
                                                 ======      ======       ====        =====         ======

Weighted average shares outstanding                 941       1,199        ---          ---          2,758
                                                 ======      ======       ====        =====         ======

   (See Notes to Pro Forma Condensed Combined Balance Sheet and Statements of
                                    Income)






                                      (19)

Item 7. (b) Pro Forma Financial Information

                                    BANCORP
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)
                      For the Year Ended December 31, 1995


                                                Historical           Adjustments for Merger
                                                ----------           ----------------------
                                              Bancorp     LNB        Debit           Credit    Pro Forma
                                              -------     ---        -----           ------    ---------
                                              (Dollars in thousands, except per share amounts)
Interest income on loans                     $5,924     $5,282       $ 52(3)         $         $11,154
Interest income on investment and
  mortgage-backed securities                    741      1,429                                   2,170
Other interest income                            33        146                                     179
                                             ------     ------       ----            ----      -------
  Total interest income                       6,698      6,857         52                       13,503
                                             ------     ------       ----            ----      -------

Interest expense on deposits                  4,212      3,677                        300(3)     7,589
Interest expense on borrowings                  435          5                                     440
                                             ------     ------       ----            ----      -------
  Total interest expense                      4,647      3,682          0             300        8,029
                                             ------     ------       ----            ----      -------

  Net interest income                         2,051      3,175         52             300        5,474
                                             ------     ------       ----            ----      -------

Provision for loan losses                       110        362                                     472
                                             ------     ------       ----            ----      -------
  Net interest income after
   provision for loan losses                  1,941      2,813         52             300        5,002
                                             ------     ------       ----            ----      -------

Fees, service charges and other income           91        584                                     675
                                             ------     ------       ----            ----      -------

  Total other income                             91        584                                     675
                                             ------     ------       ----            ----      -------

Compensation and employee benefits            1,078      1,015                                   2,093
Other operating expenses                      1,127      1,469        308(3)                     2,904
                                             ------     ------       ----            ----      -------

   Total other expense                        2,205      2,484        308               0        4,997
                                             ------     ------       ----            ----      -------

Income (loss) before income taxes              (173)       913        360             300          680
Income tax (provision) benefit                  180       (351)       ---             ---         (171)
                                             ------     ------       ----            ----      -------

                                             $    7     $  562       $360            $300      $   509
                                             ======     ======       ====            ====      =======
Net income                                   $ 0.01     $ 0.52       $---             ---      $  0.20
Net income per share                         ======     ======       ====            ====      =======

Weighted average shares outstanding             941      1,089        ---             ---        2,575
                                             ======     ======       ====            ====      =======

                                      (20)

Item 7. (b) Pro Forma Financial Information

                                    BANCORP
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                                 June 30, 1996

                                                     Historical               Adjustments for Merger
                                                     ----------               ----------------------
        ASSETS                                  Bancorp         LNB           Debit           Credit     Pro Forma
                                                -------         ---           -----           ------     ---------
                                                         (Dollars in thousands, except per share amounts)
Cash and Cash Equivalents                      $  3,951      $    4,780     $             $              $   8,731
Investment Securities                            10,531          20,592                          260        30,863
Loans Receivable, net                            68,093          73,668            186(1)                  141,947
Accrued Interest Receivable                         477             781                                      1,258
Premises and Equipment, net                         964           2,597            300(1)                    3,861
Other Real Estate Owned                             346                                                        346
Core Deposits Intangible                                                           975(1)                      975
Other Assets                                      1,041             451          1,461                       1,492
                                               --------      ----------     ----------    ----------    ----------
   Total Assets                                $ 85,403      $  102,869     $    1,461    $      260    $  189,473
                                               ========      ==========     ==========    ==========    ==========
   LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits                                       $ 78,332      $   94,415     $             $      300    $  173,047
Accrued Interest Payable                             21             399                                        420
Other Liabilities                                 2,383             545                                      2,928
                                               --------      ----------     ----------    ----------    ----------
     Total Liabilities                           80,736          95,359              0           300       176,395
                                               --------      ----------     ----------    ----------    ----------
Preferred Stock                                     430                                                        430
Common Stock                                          9           4,797          4,797(1)         18            27
Additional Paid-in Capital                        5,720           1,751          1,751(1)      5,940        11,660
Retained Earnings                                (1,460)          1,187                        1,460         1,187
Unrealized Gain (loss) on
  Investment Securities                             (31)           (225)                          31          (225)
Less: Treasury Stock                                 (1)                                                        (1)
                                               --------       ---------     ----------    ----------    ----------
     Total Stockholder's Equity                   4,667           7,510          6,548         7,449        13,078
                                               --------      ----------     ----------    ----------    ----------
     Total Liabilities and
       Stockholder's Equity                    $ 85,403      $  102,869     $    6,548    $    7,449    $  189,473
                                               ========      ==========     ==========    ==========    ==========
Book value per common share                    $   4.96      $     6.26                                 $     4.77(2)
                                               ========      ==========                                 ==========
Common shares outstanding                       940,986       1,199,282      1,798,861     1,199,282     2,739,847
                                               ========      ==========     ==========    ==========    ==========

(See Notes to Pro Forma Condensed Combined Balance Sheet and Statements of
Income)

                                      (21)

Item 7. (b) Pro Forma Financial Information

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AND  STATEMENTS OF INCOME

The Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996, assumes that the proposed Merger occurred on June 30, 1996. The Merger was considered as a purchase in accordance with GAAP. The Merger was accounted for as a reverse acquisition of Bancorp by LNB (and a recapitalization of LNB) for accounting and reporting purposes. LNB is considered the acquiring entity because the LNB shareholders acquired the majority of Bancorp Common Stock as a result of the Merger. Bancorp was the surviving legal entity.

The Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1995 and for the six months ended June 30, 1996 assume that the proposed Merger occurred on the first day of each of the respective periods.

The Pro Forma financial information included in the Pro Forma Condensed Consolidated Balance Sheet and the Pro Forma Condensed Consolidated Statements of Income assumed the issuance in the Merger of 1.50 shares of Bancorp Common Stock for each share of LNB Common Stock outstanding.

The following footnotes relate to the Pro Forma Condensed Consolidated Balance Sheet and the Pro Forma Condensed Consolidated Statements of Income.

(1) Reflects the adjustments on the pro forma balance sheet to record the issuance of Bancorp Common Stock and the restatement of Bancorp assets and liabilities to fair value to account for the Merger as a purchase. The assets and liabilities of Bancorp have been adjusted since, for accounting purposes, LNB is acquiring Bancorp. Due to the short maturity of liabilities and amount of adjustable rate loans, adjustment is not expected to be a significant amount. Adjustments have been made to account for the combining of Bancorp using the purchase method of accounting as follows:


      Net assets of Bancorp                          $4,667
      Add adjustment to fair value                      870
                                                     ------
      Subtotal                                        5,537
      Add adjustment required to eliminate
       LNB Common Stock and paid-in-capital
       and Bancorp retained earnings that are
       in excess of the net asset value of Bancorp      421
                                                     ------
      Purchase price                                 $5,958
                                                     ======


     The purchase price has been established using the adjusted net assets of Bancorp adjusted for the net increase in fair value adjustments and for the elimination of certain equity accounts of LNB. The purchase price has been allocated between common stock ($18) and paid-in-capital ($5,940).

     The adjustments of assets and liabilities to estimated fair value includes the following:
     Investments held to maturity - decreased by $260 based on published values.
     Loans-increase by $186 based on analysis by an outside consultant and considered reasonable.
     Premises and equipment-increase by $300 based on management's knowledge of the local real estate market.
     An intangible asset for core deposits has been established at an estimated fair value amount of $975 based upon an analysis at June 30, 1996 by an outside consultant and considered reasonable.
     Time deposits-increase by $300 based on analysis by an outside consultant and considered reasonable.
     Unrealized gains on investments available-for-sale - decrease $31 based on published values.

                                      (22)

Item 7. (b) Pro Forma Financial Information

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                      AND STATEMENT OF INCOME (CONCLUDED)


     The adjustment to net asset value acquired includes:
               Elimination of LNB Common Stock             $ 4,797
               Elimination of LNB paid-in-capital            1,751
               Elimination of Bancorp retained earnings     (1,460)
                                                           -------
                        Subtotal                             5,088
               Net assets of Bancorp                         4,667
                                                           -------
                        Adjustment                         $   421
                                                           =======

     The retained earnings of Bancorp are eliminated since LNB is considered the acquiring company for accounting purposes.

(2) Computed using the weighted average number of shares of Bancorp Common Stock outstanding during the period plus 1.50 shares of Bancorp Common Stock for each of the weighted average number of shares of LNB Common Stock outstanding during the period (less cash paid in lieu of fractional shares).

(3) Amortization and depreciation of the market value adjustments made at time of acquisition. Amortization of loans is based on the present value of cash flows over a repricing period that does not exceed six years, with over 50% of the intangible amortizing in the first two years. Depreciation of premises and equipment is spread over 40 years on the straight line method. Amortization of core deposits is based on an amortization period of 10 years. The amortization of the certificates of deposit intangible is based on the present value of cash flows with an estimated average maturity of .92 years with all of the amortization occurring in the first year. The Core Deposit intangible is amortized over 10 years.

     The amortization of loans results in interest income being decreased by $20 and $52 on the six months and annual statements. The amortization of the certificates of deposits results in interest expense being increased by $174 and $300 on the six month and annual statements. The adjustment of other operating expenses on the six month statement includes adjustments for depreciation of premises and equipment of $4 and amortization of core deposit intangible of $161. The adjustment to other operating expenses on the annual statement includes adjustments for depreciation of premises and equipment of $8 and amortization of core deposit intangible of $300.

(4) The cost to complete the Merger has been expensed by Bancorp and LNB as incurred. Future Merger costs are not expected to be material and accordingly have not been considered in the pro forma statements.








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



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Key Florida Bancorp, Inc. Has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in Bradenton, Florida on December 19, 1996.


                                          Key Florida Bancorp, Inc.

                                          By:

                                              /s/ Steven R. Jonsson
                                          ------------------------------------
                                                  Steven R. Jonsson,
                                                   President


                                              /s/ Michael L. Hogan
                                          ------------------------------------
                                                  Michael L. Hogan,
                                                  Vice President and Treasurer





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